Exhibit 99.1

OSS Reports Q3 2019 Revenue Up 55% to $14.9 Million

ESCONDIDO, Calif., November 7, 2019 – One Stop Systems, Inc. (Nasdaq: OSS), a leader in specialized high-performance edge computing, reported results for the third quarter and nine months ended September 30, 2019.

Financial Highlights

•	Revenue in Q3 increased 55% to a record $14.9 million.

•	For the first nine months of 2019, revenue grew 76% to $39.9 million

•	Organic revenue declined 2% in Q3 and was up 9% in the first nine months of 2019

•	Q3 gross profit increased 59% to $5.0 million, with gross margin improving from 32.9% to 33.7%

•

GAAP net income totaled $545,000 or $0.03 per basic and diluted share in Q3, versus $1.3 million or $0.09 per diluted share in the year-ago period. The year-ago period included a unique tax benefit of $1.4 million. Excluding the tax benefit, GAAP EPS improved by $0.04 per share.

•

Non-GAAP net income totaled $901,000 or $0.05 per diluted share in Q3, as compared to $1.6 million or $0.11 per diluted share in the year-ago period. Excluding the unique tax benefit, non-GAAP EPS improved by $0.04 per share. See non-GAAP terms and reconciliation to GAAP, below.

•	Adjusted EBITDA, a non-GAAP term, was $947,000 in Q3, as compared to $614,000 in the same year-ago period.

•	Cash and cash equivalents totaled $4.2 million at September 30, 2019.

Operational Highlights

•	Began production under $60 million multi-year OEM contract to provide video display servers for media, entertainment, and broadcast production applications.

•	Awarded $36 million multi-year contract to provide mil-spec flash storage arrays for airborne military radar application and commenced shipments in Q3.

•

Received and shipped $1.1 million order from a global satellite company for high-performance compute accelerators used within AI-powered satellite signal regeneration systems. Subsequent to the end of the quarter, OSS received a $1.1 million follow-on order that is expected to ship in Q4.

•	Received and shipped initial $750,000 purchase order for commercial-grade flash storage arrays used in an Oracle database application.

•

Design-in activity continued at a strong pace. For the first nine months of 2019, the company has won 15 new design-ins with anticipated total revenues of more than $1 million each. The company also has proposals outstanding for an additional 16 opportunities valued at over $1 million each.

Product & Technology Highlights

•	Launched a comprehensive portfolio of PCIe Gen 4 expansion building blocks, supporting the first generation of available Gen 4 servers.

•	Introduced PCIe Gen 4 Storage Solution Utilizing Gen 4 Servers and state-of-the-art NVMe SSDs.

•	Won 2019 TechConnect Defense Innovation Award for AI on the Fly® Technology.

Financial Summary

Revenue in the third quarter of 2019 increased 55% to $14.9 million from $9.6 million in the same year-ago quarter. The increase in revenue was primarily driven by revenue from acquisitions. Bressner, acquired in October 2018, contributed $5.2 million. CDI, acquired in August 2018, contributed $626,000.

Revenue on an organic basis decreased 2% to $9.4 million as compared to $9.6 million in the same period in the prior year. The decrease was primarily attributable to reduced shipments ($1.4 million less) of military flash arrays in comparison to an unusually high level of shipments in Q3 of 2018. Quarterly shipment fluctuations for this military program are not unusual; however, the program continues to grow on an annual basis.

Revenue from the first nine months of 2019 increased 76% to $39.9 million, with organic growth at $2.2 million or 9%.

Gross profit in the third quarter of 2019 increased 59% to $5.0 million, with gross margin improving to 33.7% from 32.9%. For the first nine months of 2019, gross profit increased 83% to $12.9 million, with gross margin improving to 32.2% from 31.0%.

Total operating expenses in the third quarter of 2019 increased 31% to $4.6 million from $3.5 million. The increase was primarily due to increased expenses associated with CDI and Bressner.

Net income on a GAAP basis was $545,000 or $0.03 per basic and diluted share in Q3 compared to net income of $1.3 million or $0.09 per diluted share in the year-ago period. The year-ago period included a unique tax benefit of $1.4 million. Excluding the tax benefit, GAAP EPS improved by $0.04 per share.

Non-GAAP net income totaled $901,000 or $0.05 per diluted share in Q3, as compared to $1.6 million or $0.11 per diluted share in the year-ago period. Excluding the unique tax benefit, non-GAAP EPS improved by $0.04 per share.

Adjusted EBITDA was $947,000 in Q3, as compared to $614,000 in the same year-ago period.

Cash and cash equivalents totaled $4.2 million at September 30, 2019, as compared to $4.9 million at June 30, 2019.

During the quarter, the company received $2.5 million in net proceeds from an equity raise and generated positive cash flow from operations of $1.1 million. Also, during the quarter, the company refunded a customer overpayment of $2.5 million, purchased capital equipment of $705,000 and paid down debt by $1.2 million.

Management Commentary

“In Q3, we produced strong revenue and earnings growth,” said OSS president and CEO, Steve Cooper. “These results demonstrate our progress in executing our earnings growth strategy, including growing revenue, improving margins and containing expenses.

“With record revenues, expanding margins, and expenses declining as a percent of revenue, we are achieving our earnings growth objectives, including increased non-GAAP EPS and adjusted EBITDA. We are committed to see these trends continue throughout this year and into 2020.

“One of the highlights for Q3 was the excellent performance from our Bressner business unit, which we acquired in October 2018. Bressner revenue set a new quarterly record, and their profitability exceeded our expectations. Sales of our traditional OSS products sold through Bressner in Europe have increased significantly, illustrating the strategic benefit of having a strong European sales presence.

“Another highlight of the quarter was closing new long-term contracts and moving into volume production for key customer design-ins. This included signing a $36 million long-term agreement to provide mil-spec flash arrays and beginning production against a $60 million agreement for video display systems which we closed in Q2. We expect these long-term programs to provide a significant stable base of revenue and profitability for many years to come.

“We are also encouraged by the quantity of designs-ins we’ve been winning and our future sales prospects. So far this year, we’ve won a total of 16 new design-ins, each with multi-year values exceeding $1 million. Our sales pipeline also looks strong, and currently includes 15 major design-in opportunities. These new design-ins will diversify and expand our customer base and help drive our growth in 2020 and beyond.

“We believe a key reason we are seeing such great opportunities is our technological leadership in areas that are essential to the megatrend for AI at the edge. The needs for these applications are high amounts of I/O inputs from sensors and cameras, high-capacity high-speed storage and massive computational power. Our PCIe Gen4 I/O expansion products fulfill the high I/O need, our Ion Accelerator™ flash arrays fulfill the storage need, and our AI on the Fly compute accelerators fulfill the computational need. Combine these great technologies with our expertise in custom, rugged-environment design, and you have the OSS winning formula.

“This technology leadership, combined our with strengthening performance, including our recent major contracts and design-ins, are keeping us on track toward a record 2019, with strong momentum going into 2020.”

Guidance

OSS reiterates its guidance for revenue of $15.5 million to $17.5 million in Q4. Given the company’s strong Q3 results, the company narrows its expectations to $55 million to $58 million for the full year of 2019, representing overall annual growth of 49% to 57%, with organic growth of 8% to 10%.

The actual timing of shipments from quarter to quarter may vary depending upon changes in customer delivery schedules and other external factors.

Conference Call

OSS management will hold a conference call to discuss its third quarter 2019 results later today, followed by a question and answer period.

Date: Thursday, November 7, 2019

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Toll-free dial-in number: 1-888-220-8451

International dial-in number: 1-786-789-4776

Conference ID: 2736096

The conference call will be webcast live and available for replay here as well as via a link in the Investors section of the company’s website at ir.onestopsystems.com. OSS regularly uses its website to disclose material and non-material information to investors, customers, employees and others interested in the company.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 8:00 p.m. Eastern Time on the same day through November 21, 2019.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 2736096

About One Stop Systems One Stop Systems, Inc. (OSS) designs and manufactures innovative specialized high-performance computing modules and systems, including customized servers, compute accelerators, expansion systems, flash storage arrays and Ion Accelerator storage software. These products are used for deep learning, AI, defense, finance and entertainment applications, and empower scientists, engineers, creators and other professionals to push the boundaries of their industries.

OSS utilizes the power of PCI Express, the latest GPU accelerators and NVMe storage to build award-winning systems, including many industry firsts, for OEMs and government customers. The company enables AI on the Fly™ by bringing AI datacenter performance to ‘the edge’ and on mobile platforms, and by addressing the entire AI workflow, from high speed data acquisition to deep learning, training and inference. OSS products are available directly or through global distributors. For more information, go to www.onestopsystems.com.

Non-GAAP Financial Measures

OSS management believes that the use of adjusted earnings before interest, taxes, depreciation and amortization, or adjusted EBITDA, is helpful for an investor to assess the performance of the company. Starting this quarter, the company changed its definition of adjusted EBITDA to include impairment of goodwill. The company defines adjusted EBITDA as income (loss) attributable to common stockholders before interest, taxes, depreciation, amortization, acquisition expenses, impairment of long-lived assets, financing costs, fair value adjustments from purchase accounting, stock-based compensation expense and expenses related to discontinued operations.

Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States, or GAAP. Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact a company’s non-cash operating expenses, OSS management believes that providing a non-GAAP financial measure that excludes non-cash and non-recurring expenses allows for meaningful comparisons between the company’s core business operating results and those of other companies, as well as providing OSS management with an important tool for financial and operational decision making and for evaluating the company’s own core business operating results over different periods of time.

The company’s adjusted EBITDA measure may not provide information that is directly comparable to that provided by other companies in the company’s industry, as other companies in its industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. The company’s adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to operating income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. OSS management does not consider adjusted EBITDA to be a substitute for, or superior to, the information provided by GAAP financial results.

	For The Three Month Periods Ended September 30,		For The Nine Month Periods Ended September 30,
	2019	2018	2019	2018
Net income (loss) attributable to common stockholders	$544,901	$1,281,290	$(1,994,461)	$(1,015,950)
Depreciation and amortization	352,905	313,541	1,239,887	842,034
Amortization of debt discount	7,520	—	13,786	24,830
Amortization of deferred gain	(12,359)	(54,184)	(45,316)	(111,859)
Impairment of goodwill	—	—	1,988,701	—
Stock-based compensation expense	164,857	214,846	490,140	374,979
Interest expense	52,182	160	111,463	55,821
Interest income	(112,159)	—	(125,847)	—
Acquisition expenses	—	305,574	—	306,741
Provision (benefit) for income taxes	(51,051)	(1,447,561)	(594,890)	(674,809)

Adjusted EBITDA	$946,796	$613,666	$1,083,463	$(198,213)

Adjusted EPS excludes the impact of certain items and, therefore, has not been calculated in accordance with GAAP. Management believes that exclusion of certain selected items assists in providing a more complete understanding of the company’s underlying results and trends and allows for comparability with its peer company index and industry. Management uses this measure along with the corresponding GAAP financial measures to manage the company’s business and to evaluate its performance compared to prior periods and the marketplace. The company defines Non-GAAP (loss) income attributable to common stockholders as (loss) or income before amortization, stock-based compensation, expenses related to discontinued operations, impairment of long-lived assets and non-recurring acquisition costs. Adjusted EPS expresses adjusted (loss) income on a per share basis using weighted average diluted shares outstanding.

As compared to the previously reported quarter, the company has changed its definition of non-GAAP EPS to include impairment of goodwill.

Adjusted EPS is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. The company expects to continue to incur expenses similar to the adjusted income from continuing operations and adjusted EPS financial adjustments described above, and investors should not infer from the company’s presentation of these non-GAAP financial measures that these costs are unusual, infrequent or non-recurring.

The following table reconciles net (loss) income attributable to common stockholders and diluted earnings per share:

	For The Three Month Periods Ended September 30,		For The Nine Month Periods Ended September 30,
	2019	2018	2019	2018
Net income (loss) attributable to common stockholders	$544,901	$1,281,290	$(1,994,461)	$(1,015,950)
Amortization of intangibles	190,970	132,883	809,540	330,203
Impairment of goodwill	—	—	1,988,701	—
Stock-based compensation expense	164,857	214,846	490,140	374,979

Non-GAAP net income (loss) attributable to common stockholders	$900,728	$1,629,019	$1,293,920	$(310,768)

Non-GAAP net income (loss) per share attributable to common stockholders:

Basic	$0.06	$0.12	$0.09	$(0.03)

Diluted	$0.05	$0.11	$0.08	$(0.03)

Weighted average common shares outstanding:

Basic	15,777,158	13,208,864	14,825,351	12,052,175

Diluted	16,390,206	14,549,354	15,438,400	12,052,175

Important Cautions Regarding Forward-Looking Statements

One Stop Systems cautions you that statements in this press release that are not descriptions of historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. These forward-looking statements include statements regarding the performance of OSS-Volta16 AI on the Fly™ GPU accelerated computing systems and industry trends regarding deployment of computing power in the field. The inclusion of forward-looking statements should not be regarded as a representation by One Stop Systems that any of our plans will be achieved.

Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including, without limitation: location of customer deployments, timing of shipments by OSS and that our ability to close future production business may not develop as we expect; and other risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

ONE STOP SYSTEMS, INC. (OSS)

UNAUDITED CONSOLIDATED BALANCE SHEETS

	September 30, 2019	December 31, 2018
ASSETS
Current assets
Cash and cash equivalents	$4,226,201	$2,272,256
Accounts receivable, net	9,208,166	10,540,150
Inventories, net	8,227,567	6,823,930
Prepaid expenses and other current assets	820,677	666,330

	22,482,611	20,302,666
Property and equipment, net	3,370,759	1,759,086
Deposits and other	52,204	49,966
Deferred tax assets, net	3,048,692	2,505,632
Goodwill	7,120,510	7,914,211
Intangible assets, net	1,520,717	3,525,257

	$37,595,493	$36,056,818

ONE STOP SYSTEMS, INC. (OSS)

UNAUDITED CONSOLIDATED BALANCE SHEETS - CONTINUED

	September 30, 2019	December 31, 2018
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$3,594,863	$3,708,865
Accrued expenses and other liabilities	3,569,015	3,930,718
Borrowings on bank lines of credit (Note 8)	220,794	422,960
Current portion of notes payable, net of debt discount of $7,019 and $0, respectively	1,628,571	1,156,915
Current portion of related-party notes payable, net of debt discount of $23,060 and $0, respectively	547,813	—

Total current liabilities	9,561,056	9,219,458
Notes payable, net of current portion and debt discount of $3,802 and $0, respectively	241,795	265,038
Related-party notes payable, net of current portion and debt discount of $12,491 and $0, respectively	345,586	—

Total liabilities	10,148,437	9,484,496

Commitments and contingencies
Stockholders’ equity
Common stock, $.0001 par value; 50,000,000 shares authorized; 16,101,460 and 14,216,328 shares issued and outstanding, respectively	1,610	1,422
Additional paid-in capital	30,359,503	27,424,113
Noncontrolling interest	500	500
Accumulated other comprehensive (loss) income	(65,240)	1,142
Accumulated deficit	(2,849,317)	(854,855)

Total stockholders’ equity	27,447,056	26,572,322

	$37,595,493	$36,056,818

ONE STOP SYSTEMS, INC. (OSS)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue	$14,938,964	$9,633,338	$39,883,099	$22,645,715
Cost of revenue	9,909,045	6,463,227	27,028,399	15,622,557

Gross margin	5,029,919	3,170,111	12,854,700	7,023,158

Operating expenses:
General and administrative	2,190,003	1,558,930	8,165,415	3,729,530
Marketing and selling	1,383,965	996,495	3,758,901	2,567,984
Research and development	1,036,394	894,744	3,523,515	2,826,149

Total operating expenses	4,610,362	3,450,169	15,447,831	9,123,663

Income (loss) from operations	419,557	(280,058)	(2,593,131)	(2,100,505)

Other income (expense):
Interest expense	(52,182)	(160)	(111,463)	(55,821)
Other income (expense), net	126,475	(25,519)	115,243	96,520

Total other income (expense), net	74,293	(25,679)	3,780	40,699

Income (loss) before income taxes	493,850	(305,737)	(2,589,351)	(2,059,806)
Benefit for income taxes	(51,051)	(1,447,561)	(594,890)	(674,809)

Net income (loss)	$544,901	$1,141,824	$(1,994,461)	$(1,384,997)

Net loss attributable to noncontrolling interest	$—	$(139,466)	$—	$(369,047)

Net income (loss) attributable to common stockholders	$544,901	$1,281,290	$(1,994,461)	$(1,015,950)

Net income (loss) per share attributable to common stockholders:
Basic	$0.03	$0.10	$(0.13)	$(0.08)

Diluted	$0.03	$0.09	$(0.13)	$(0.08)

Weighted average common shares outstanding:
Basic	15,777,158	13,208,864	14,825,351	12,052,175

Diluted	16,390,206	14,549,354	14,825,351	12,052,175

ONE STOP SYSTEMS, INC. (OSS)

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(1,994,461)	$(1,384,997)
Net loss attributable to noncontrolling interest	—	(369,047)

Net loss attributable to common stockholders	(1,994,461)	(1,015,950)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Net loss attributable to noncontrolling interest	—	(369,047)
Deferred benefit for income taxes	(567,257)	(649,288)
Loss on foreign currency transactions	18,647	—
(Gain) loss on disposal of property and equipment	(89,168)	60,642
Provision for bad debt	495	90,793
Impairment of goodwill	1,988,701	—
Warranty reserves	3,982	2,496
Amortization of deferred gain	(45,316)	(111,859)
Depreciation and amortization	1,239,887	842,034
Inventory reserves	191,012	283,634
Amortization of debt discount	13,786	24,830
Stock-based compensation expense	490,140	374,979
Changes in operating assets and liabilities:
Accounts receivable	1,220,504	(2,487,103)
Inventories	(1,664,165)	(247,131)
Prepaid expenses and other current assets	(106,598)	(308,439)
Accounts payable	(60,607)	(1,534,530)
Accrued expenses and other liabilities	(251,235)	(91,026)

Net cash provided by (used in) operating activities	388,347	(5,134,965)

Cash flows from investing activities:
Cash acquired in merger	—	139,634
Cash paid in acquisition of CDI	—	(646,759)
Purchases of property and equipment, including capitalization of labor costs for test equipment and ERP	(2,061,762)	(80,474)
Proceeds from sales of property and equipment	1,050	34,450

Net cash used in investing activities	(2,060,712)	(553,149)

Cash flows from financing activities:
Proceeds from stock options exercised	29,149	64,454
Payment on working capital loan	—	(370,096)
Payment of payroll taxes on net issuance of employee stock options	(132,017)	(340,148)
Stock issuance costs	(212,566)	(1,810,902)
Proceeds from issuance of common stock	2,700,714	19,500,000
Net borrowings (repayments) on bank lines of credit	62,519	(3,334,508)
Net borrowings (repayments) on related-party notes payable	837,309	(163,483)
Net borrowings (repayments) on notes payable	374,623	(985,692)

Net cash provided by financing activities	3,659,731	12,559,625

Net change in cash and cash equivalents	1,987,366	6,871,511
Effect of exchange rates on cash	(33,421)	—
Cash and cash equivalents, beginning of period	2,272,256	185,717

Cash and cash equivalents, end of period	$4,226,201	$7,057,228

ONE STOP SYSTEMS, INC. (OSS)

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

	For the Nine Months Ended September 30,
	2019	2018
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$111,463	$39,511

Cash paid during the period for income taxes	$4,000	$2,500

Supplemental disclosure of non-cash transactions:
Forward foreign currency contracts	$53,904	$—

Relative fair value of warrants issued in connection with notes and related-party notes payable	$60,158	$—

Reclassification of inventories to property and equipment	$67,948	$—

Acquisition of CDI through issuance of common stock	$—	$4,194,673

Relative fair value of warrants issued in connection with initial public offering	$—	$669,408

Reclassification of prepaid IPO expenses to additional paid in capital	$—	$887,450

Disposal of obsolete inventory	$—	$947,400

Change in labor and overhead applied to inventory	$—	$957,694

Media Contact:

Katie Rivera

One Stop Systems, Inc.

Tel (760) 745-9883

Email contact

Investor Relations:

Ronald Both or Grant Stude

CMA

Tel (949) 432-7557

Email contact